Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Alexandra Delanghe
	745 Fifth Avenue, 19th Floor		Chief Communications Officer
	New York, NY 10151		646-429-1845
adelanghe@mdc-partners.com

MDC Partners Appoints Ambassador Charlene Barshefsky to Board of Directors

Appointment Adds Consumer Company and International Experience to Board

New York, NY, April 8, 2019 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) announced today that Ambassador Charlene Barshefsky has been elected to its board of directors, effective today. Ambassador Barshefsky is the former United States Trade Representative and currently serves as Senior International Partner at WilmerHale. She will also serve on the MDC Partners Audit Committee and the Nominating & Corporate Governance Committee.

"I am extremely pleased to welcome Charlene to our Board of Directors," said Mark Penn, CEO of MDC Partners. "She brings a distinguished record as a policymaker and negotiator, as well as exceptional Board director experience for some of the world’s most respected consumer companies across a range of sectors. Her perspective will be truly invaluable, and we consider ourselves fortunate to have her counsel as we enter this next phase of growth."

"I am delighted to join the Board of MDC Partners at this pivotal time in the evolution of global marketing and consumer behavior," said Ambassador Barshefsky. "I’ve seen first-hand the challenges and opportunities faced by some of the world’s largest companies, as well as the value of customer centricity and digital innovation. MDC Partners has within its family some of the most progressive thinkers in this space, and I look forward to contributing to its success."

Ambassador Barshefsky currently serves on the Boards of Directors of the American Express Company, the Estee Lauder Companies, and the Howard Hughes Medical Institute. She previously served on the Boards of Directors of Intel Corporation, and Starwood Hotels and Resorts Worldwide. She is a member of the Council on Foreign Relations and a non-resident Fellow at Yale’s Paul Tsai China Center.

Ambassador Barshefsky is renowned among governments and policymakers around the world for her negotiating, policy and legal skills in transactions with governments, state-owned enterprises and private parties. As the United States Trade Representative from 1997 to 2001, Deputy and Acting USTR from 1993 to1996, and a member of the President's Cabinet, she was responsible for the formulation of US trade policy and the negotiation of hundreds of complex trade and investment agreements that significantly opened markets, removed regulatory barriers, and cemented protections for US investment from Europe to Asia, Africa to Latin America, and the Middle East. She also led the negotiation of global agreements to open the financial services and telecommunications sectors, remove global tariffs on information technology products, ensure duty-free cyberspace, and protect intellectual property rights.

Ambassador Barshefsky is best known globally as the architect and negotiator of China's WTO agreement, which opened China's economy as a worldwide market and helped to reshape the global economic landscape. Her agreement to open the Vietnamese market was the cornerstone of the normalization of relations between the US and Vietnam, and her pursuit of pro-growth trade policies in the Middle East has been recognized as a foundational element for subsequent free trade initiatives with the Muslim Middle East. As Senior International Partner at WilmerHale, Ambassador Barshefsky advises multinational corporations on their market access, investment and acquisition strategies across the globe.

About MDC Partners Inc.
MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.